Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-191481) and Form S-8 (No. 333-187796) of Hi-Crush Partners LP (the “Partnership”) of our report dated August 8, 2016 relating to the financial statements of Hi-Crush Blair LLC, which appears in this Current Report on Form 8‑K of Hi-Crush Partners LP.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
August 10, 2016